CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Agreement") is entered into this 1st day of February, 2018 and is by and between Blake Insomnia Therapeutics, Inc., a Nevada corporation (hereinafter referred to as the "Company") and Birger Jan Olsen (herein after referred to as "Consultant"). The Company and Consultant are referred to herein sometimes collectively as the "Parties," and individually as the "Party."

ARTICLE 1. WORK ASSIGNMENTS

Acceptance of Work Assignments

Section 1.01. Consultant commenced working with the Company prior to the execution of this Agreement and will continue as set forth herein and will terminate as set forth herein. Upon execution of this Agreement, any and all prior agreements, contracts and agreements between the Parties shall be terminated and cancelled.

Term of Agreement

Section 1.02. The effective date of this Agreement is February 1, 2018 and shall continue until terminated earlier or extended by the parties.

ARTICLE 2. DUTIES OF CONSULTANT

Performance Description and Duties

Section 2.01. Consultant is hereby contracted to assist the Company in performing the following services: 1) continue managing the clinical trials, development of and enhancements to the Company's primary product, Zeeplax, 2) to assist the Company in in preparing, providing and completing all necessary documentation required to complete corporate public filings with the Securities and Exchange Commission for the Company's last fiscal year ended August 31, 2017 and for the current fiscal year through January 31, 2018, 3) assist in the transition to new management of the Company including providing access to the Company's bank accounts, transfer agent, website, email and any other corporate account that may require Consultant's consent; and 4) assisting the Company in any other project the Company and Consultant agree upon relative to other Company channels and business (the "Duties"). The precise services of Consultant may be extended or curtailed by mutual agreement of Consultant and the Company from time to time.

ARTICLE 3. COMPENSATION

Base Compensation

Section 3.01. As compensation for the services rendered by Consultant under this Agreement to date and in consideration of Consultant executing the Agreement, The Company agrees to pay to Consultant the following:

(a)	Compensation for Services: Consultant shall receive a 5% (Five Per Cent) royalty for a period of five years from the date of this Agreement for any revenue generated by the Company from sales of Zeeplax and any new product or services derived from Zeeplax.

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ARTICLE 4. CONSULTANT'S RECORDS/TRADE SECRETS

Ownership of Certain Assets

Restrictions on Use of Trade Secrets and Records

Section 4.01. (a) During the term of this Agreement, and any prior dealings with the Company, Consultant has had access to and become acquainted with the Company's "Confidential Information" (the "Confidential Information"). Confidential Information means any proprietary infom1ation, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customers, customer lists, reports, markets, software, developments, business plans, inventions, processes, formulas, methods, technology, designs, drawings, engineering, marketing, finances or other business information disclosed by the Party either directly or indirectly in writing or orally. The Confidential Information does not include infom1ation which is known to either _party at the time of disclosure as evidenced by written records, has become publicly known and made generally available through no wrongful act of the other Party, or has been rightfully received from a third party who is authorized to make such disclosure.

Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence info1mation acquired by Consultant in confidence, if any, and that Consultant will not bring onto the premises of the Company or the premises where the Consultant performs the Services any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity.

(b)                 All Confidential Information and files, records, documents, drawings, specifications, programs, equipment and similar items relating to the business of the Company, whether they are prepared by the Company or by Consultant, or have come into Consultant's possession in any other way and whether or not they contain or constitute trade secrets owned by the Company, are and shall remain the exclusive property of the Company and shall not be removed from the premises or the Company under any circumstances whatsoever withol'!t the prior written consent of the Company.

(c)     Consultant agrees that the unlawful dissemination of any Confidential Information or trade secrets as described above, whether by Consultant or by any other person or entity constitutes unfair trade practices. Consultant agrees to not employ unfair trade practices whether during the time of this Agreement or at any time thereafter.

ARTICLE 5. CONSULTANT NON-COMPETE

Non-Compete During Agreement Period

Section 5.01. During the tetm of this Agreement and for a period of two (2) years thereafter, Consultant shall not, directly or indirectly, engage in any business, commercial or professional activity that uses technology, which the Company deems to interfere with the business of the Company. Further, Consultant agrees that during this Agreement he shall not hire away or assist in other companies in hiring away cun-ent employees or Consultants of the Company.

ARTICLE 6. GENERAL PROVISIONS

Notices

Section 6.01. Any notices to be given by either Party to the other may be effected either by personal delivery in writing or by mail, registered and certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at their last known addresses as appearing on the books of the Company.

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Entire Agreement

Section 6.02. This Agreement supersedes any and all other agreements, except the sales agreement between the Company and Consultant, either oral or written between the parties with respect to the engagement of Consultant by the Company for the purposes set forth in Article 2.1, and contains all of the covenants and agreements between the parties with respect to such consulting work whatsoever. Each Party to this Agreement acknowledges that no representations, acting on behalf of any Party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in wtiting signed by the Party to be changed.

Partial Invalidity

Section 6.03. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, r unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any manner.

Law Governing Agreement

Section 6.04. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

Attorneys' Fees and Costs

Section 6.06. If any legal action is necessary or brought in any court or arbitration proceeding, to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney's fees, costs, and necessary expenses, in addition to any other relief to which such Party may be entitled. This provision shall be constrned as applicable to this Agreement. ·

BLAKE INSOMNIA THERAPEUTICS, INC.

By: /s/ Daniel Cattlin

Its: President Daniel Cattlin

CONSULTANT: BIRGER JAN OLSEN

/s/ Birger Jan Olsen

Birger Jan Olsen

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